                                                                    Exhibit 23.6


                          INDEPENDENT AUDITORS CONSENT

We consent to the reference to our firm under the caption "Independent Public Accountants" in the Registration Statement of Ispat Inland U.L.C. on Form F-4 and S-4 for $150,000,000 of Ispat Inland U.L.C. Senior Secured Floating Rate Notes due 2010 and $650,000,000 of Ispat Inland U.L.C. Senior Secured Notes due 2014 and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the financial statements of Caribbean Ispat Limited, included in the Annual Report (Form 20-F/A) of Ispat International N.V. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                            /s/ Ernst & Young


Port-Of-Spain, Trinidad
June 2, 2004